Filed Pursuant to Rule 433

Registration Statement No. 333-228614

Pricing Term Sheet

Dated October 9, 2019

The Bank of Nova Scotia

US$1,000,000,000 2.000% SENIOR NOTES DUE 2022 (Bail-inable notes)

Issuer:	The Bank of Nova Scotia (the “Bank”)

Title of Securities:	2.000% Senior Notes due 2022 (the “Notes”)

Issuer Ratings:*	A2 / A+ / AA- (Moody’s / S&P / Fitch)

Expected Security Ratings:*	A2 / A- / AA- (Moody’s / S&P / Fitch)

Principal Amount:	US$1,000,000,000

Maturity Date:	November 15, 2022

Price to Public:	99.969%, plus accrued interest, if any, from October 15, 2019

Underwriters’ Fee:	0.250%

Net Proceeds to the Bank After Underwriters’ Fee and Before Expenses:	US$997,190,000

Coupon (Interest Rate):	2.000%

Re-offer Yield:	2.010%

Spread to Benchmark Treasury:	T + 60 basis points

Benchmark Treasury:	UST 1.500% due September 15, 2022

Benchmark Treasury Yield:	1.410%

Interest Payment Dates:	May 15 and November 15 of each year commencing on May 15, 2020

Day Count / Business Day Convention:	30/360; Following Unadjusted

Canadian Bail-in Powers Acknowledgement:	Yes. The Notes are subject to bail-in conversion under the Canadian bail-in regime.

Trade Date:	October 9, 2019

Settlement Date:	October 15, 2019 (T+3)

CUSIP / ISIN:	064159SH0 / US064159SH06

Joint Book-Running Managers:	Scotia Capital (USA) Inc. Barclays Capital Inc. BofA Securities, Inc. J.P. Morgan Securities LLC Wells Fargo Securities, LLC

* Note: A rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time. Each of the ratings above should be evaluated independently of any other rating.

US$1,000,000,000 2.000% SENIOR NOTES DUE 2022 (Bail-inable notes)

Underwriter	Principal Amount of Notes to Be Purchased
Scotia Capital (USA) Inc.	US$	200,000,000
Barclays Capital Inc.		200,000,000
BofA Securities, Inc.		200,000,000
J.P. Morgan Securities LLC		200,000,000
Wells Fargo Securities, LLC		200,000,000
Total	US$	1,000,000,000

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No PRIIPs KID. Not for retail investors in the EEA.

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Offering Restrictions—United Kingdom: This document is for distribution only to persons who (i) have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”), (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Financial Promotion Order, (iii) are outside the United Kingdom, or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This document is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this document relates is available only to relevant persons and will be engaged in only with relevant persons.

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The Notes are bail-inable debt securities (as defined in the Prospectus) and subject to conversion in whole or in part – by means of a transaction or series of transactions and in one or more steps – into common shares of the Bank or any of its affiliates under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act (Canada) (the “CDIC Act”) and to variation or extinguishment in consequence, and subject to the application of the laws of the Province of Ontario and the federal laws of Canada applicable therein in respect of the operation of the CDIC Act with respect to the Notes.

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We expect that delivery of the Notes will be made against payment therefor on or about the third Business Day following the Trade Date (this settlement cycle being referred to as “T+3”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two Business Days (“T+2”), unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on the Trade Date will be required, by virtue of the fact that each Note initially will settle in three Business Days (T+3), to specify alternative settlement arrangements to prevent a failed settlement.

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The Bank has filed a registration statement (File No. 333-228614) (including a base shelf prospectus dated December 26, 2018) and a preliminary prospectus supplement dated October 9, 2019 (including the base shelf prospectus, the “Prospectus”) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the Prospectus and the documents incorporated therein by reference that the Bank has filed with the SEC for more complete information about the Bank and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov or by visiting the Canadian System for Electronic Document Analysis and Retrieval (SEDAR) website, which may be accessed at www.sedar.com. Alternatively, the Bank or any underwriter participating in the offering will arrange to send you the Prospectus and any document incorporated therein by reference if you request such documents by calling Scotia Capital (USA) Inc. at 1 (800) 372-3930, Barclays Capital Inc. at 1 (888) 603-5847, BofA Securities, Inc. at 1 (800) 294-1322, J.P. Morgan Securities LLC at 1 (212) 834-4533 (collect), or Wells Fargo Securities, LLC at 1 (800) 645-3751.

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